Relating to Preliminary Prospectus Supplement dated May 1, 2014 to Prospectus dated March 7, 2014	Filed Pursuant to Rule 433 Registration Statement No. 333-194430

Mattel, Inc.

$500,000,000 2.350% Notes due 2019

Final Pricing Term Sheet

May 1, 2014

Issuer:	Mattel, Inc.
Principal Amount:	$500,000,000
Ratings (Moody’s/S&P):*	Baa1 (Stable)/BBB+ (Stable)
Maturity Date:	May 6, 2019
Coupon (Interest Rate):	2.350%
Interest Payment Dates:	Semi-annually on May 6 and November 6, beginning on November 6, 2014
Yield to Maturity:	2.366%
Spread to Benchmark Treasury:	+ 72 basis points
Benchmark Treasury:	UST 1.625% due April 30, 2019
Benchmark Treasury Price/Yield:	99-28 3⁄4/1.646%
Optional Redemption:	Callable at the greater of par or the make whole (T + 12.5 basis points)
Price to Public:	99.925%
CUSIP:	577081 AZ5
Trade Date:	May 1, 2014
Settlement Date:	May 6, 2014 (T+3)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Joint Lead Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBC Capital Markets, LLC SG Americas Securities, LLC
Co-managers:	HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. RBS Securities Inc. US Bancorp Investments, Inc. Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_distribution@baml.com; calling Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or calling or emailing Wells Fargo Securities, LLC toll-free at (800) 326-5897 or cmclientsupport@wellsfargo.com.